Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Twist Bioscience Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
	Other	Units(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	--	--	--	--
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--	--	--
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	--	N/A	--	--	N/A	N/A	N/A	N/A
	Total Offering Amounts				--	N/A	--	(2)	--	--	--	--
	Total Fees Previously Paid				--	--		N/A	--	--	--	--
	Total Fee Offsets				--	--		N/A	--	--	--	--
	Net Fee Due				--	--		(2)	--	--	--	--

(1)	An indeterminate aggregate initial offering price or number or amount of the securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder or under any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In addition, pursuant to Rule 416 under the Securities Act, the common stock being registered hereunder includes such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee required in connection with this registration statement and will pay such fees on a pay-as-you-go basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(3)	Each unit will represent an interest in one or more other securities registered hereunder, which may or may not be separable from one another.